Exhibit 23.5
DEGOLYER AND MACNAUGHTON
4925 GREENVILLE AVENUE, SUITE 400
ONE ENERGY SQUARE
DALLAS, TEXAS 75206
September 2, 2005
Carrizo Oil & Gas, Inc.
1000 Louisiana Street Suite 1500
Houston, Texas 77002
Ladies and Gentlemen:
     We consent to the use of the name DeGolyer and MacNaughton, to references to DeGolyer and MacNaughton, and to the inclusion by reference of our “Appraisal Report as of December 31, 2004 on Certain Properties owned by Carrizo Oil & Gas, Inc.” (our Report) and information taken from our Report in this Registration Statement on Form S-3 (the Registration Statement) of Carrizo Oil & Gas, Inc., a Texas corporation (the Company), provided, however, that we were necessarily unable to verify the estimates from our Report, since these estimates were combined with those of other firms for other properties and reported in total.

Very truly yours,
/s/ DEGOLYER AND MacNAUGHTON